                                                            Exhibit 99 (a)(1)(A)
                          OFFER TO PURCHASE FOR CASH BY
                       LONE STAR STEAKHOUSE & SALOON, INC.
                    OF UP TO 4,000,000 SHARES OF COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $22.50
                         NOR LESS THAN $20.50 PER SHARE

                 OUR OFFER, THE PRORATION PERIOD AND YOUR RIGHT
                             TO WITHDRAW YOUR SHARES
                  WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME,
                            ON FRIDAY, JUNE 14, 2002,
                          UNLESS OUR OFFER IS EXTENDED.
                   WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

LONE STAR STEAKHOUSE & SALOON, INC. IS:

     o    offering to purchase up to  4,000,000  shares of its common stock in a tender offer, and

     o    offering to purchase  these  shares at a price not greater than $22.50 nor less than $20.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES, YOU SHOULD:

     o    specify the price  between  $20.50 and $22.50 at which you are willing to tender your shares,

     o    specify the number of shares you want to tender, and

     o    follow the  instructions  in this document and the related  documents, including  the  accompanying  letter of  transmittal,  to submit  your shares.

WHEN OUR OFFER EXPIRES:

     o    we will  select the  lowest  purchase  price  specified  by  tendering stockholders that will enable us to purchase  4,000,000 shares or such lesser number of shares as are tendered,

     o    if the number of shares tendered at or below the selected price is not more than  4,000,000,  we will  purchase all these shares  tendered at that price, and

     o    if the number of shares  tendered  at or below the  selected  price is more than  4,000,000,  we will accept  shares for purchase  first from shares  tendered at or below the selected price by any stockholder who owns fewer than 100 shares and who  tenders  all such  shares and then from all other shares tendered at or below the selected price on a pro rata basis.

OUR COMMON STOCK:

     o    is listed and traded on the Nasdaq  National  Market  under the symbol
          "STAR," and

     o    had a closing price of $20.23 per share on May 8, 2002,  the last full trading day before we announced  our offer and had a closing  price of
          $21.60  on May 16,  2002.  You are  urged  to  obtain  current  market quotations for the shares.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR
OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS DISCUSSED IN SECTION 5.

     o    Our board of directors has approved this offer. However,  neither Lone
          Star,  our board of directors,  the  information  agent nor the dealer manager is making any  recommendation  to you as to whether you should tender or not  tender  your  shares or as to what  price or prices you should choose to tender your shares. You must decide whether to tender your  shares  and,  if so, how many  shares to tender and the price or prices at which you would tender them.

     This document contains important information about our offer. We urge you to read it in its entirety.

                      THE DEALER MANAGER FOR OUR OFFER IS:

                                   UBS WARBURG
                                 299 PARK AVENUE
                          NEW YORK, NEW YORK 10171-0026
                                 (212) 821-5005

May 17, 2002

TABLE OF CONTENTS

4.     ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF

7.     BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF
       THE OFFER...........................................................  13
8.     EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;

11.    INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;

                                      (ii)

                                     SUMMARY

     WE ARE PROVIDING THIS SUMMARY FOR YOUR CONVENIENCE.  IT HIGHLIGHTS MATERIAL
INFORMATION IN THIS DOCUMENT, BUT IT DOES NOT DESCRIBE ALL OF THE DETAILS OF OUR
OFFER TO THE SAME EXTENT THAT THEY ARE  DESCRIBED IN THE BODY OF THIS  DOCUMENT.
WE URGE YOU TO READ THE ENTIRE  DOCUMENT AND THE RELATED  LETTER OF  TRANSMITTAL
BECAUSE  THEY  CONTAIN THE FULL  DETAILS OF OUR OFFER.  WHERE  HELPFUL,  WE HAVE
INCLUDED  REFERENCES TO THE SECTIONS OF THIS DOCUMENT WHERE YOU WILL FIND A MORE
COMPLETE DISCUSSION.

WHO IS OFFERING TO PURCHASE MY SHARES?

     o    Lone Star Steakhouse & Saloon,  Inc., a Delaware  corporation.  We are offering to purchase up to 4,000,000 shares of our outstanding  common stock. See Section 1.

WHAT IS THE PURCHASE PRICE?

     o    The price  range for our offer is $20.50 to $22.50 per  share.  We are conducting our offer through a procedure  commonly  called a "modified
          Dutch auction." This procedure  allows you to choose a price or prices within this price range at which you are willing to sell your shares.

     o    We will  look at the  prices  chosen  by  stockholders  for all of the shares  properly  tendered.  We will then select the lowest price that will  enable  us to buy  4,000,000  shares.  If the  number  of shares tendered at or below the  selected  price is more than  4,000,000,  we will accept shares for purchase first from shares tendered at or below the selected price by any  stockholder  who owns fewer than 100 shares and who  tenders  all such  shares  and then  from  all  other  shares tendered at or below the selected price on a pro rata basis.

HOW MANY SHARES WILL LONE STAR PURCHASE IN ALL?

     o    We will purchase up to 4,000,000 shares in our offer, or approximately
          16% of our  outstanding  common  stock.  We also  reserve the right to purchase additional shares,  subject to applicable legal requirements.
          See Section 1. Our offer is not  conditioned  on any minimum number of shares being tendered.

WHAT IS THE PURPOSE OF THE OFFER?

     o    We  believe  our  offer may  provide  certain  benefits  to us and our stockholders, including:

     o    our offer provides  stockholders  who are  considering a sale of their shares  with the  opportunity  to  determine  the price or prices (not greater  than  $22.50 per share and not less than $20.50 per share) at which  they  wish to sell  their  shares  and,  if  those  shares  are purchased  in our offer,  to sell those  shares for cash  without  the usual transaction costs associated with open market sale,

     o    our offer provides participating stockholders (particularly those who, because of the size of their stockholdings,  might not be able to sell their shares without potential  disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, and

     o    our offer  could  result in a capital  structure  that may improve the return on equity for continuing  stockholders and enable us to acquire a  significant  amount of shares  at an  attractive  price  that will benefit the remaining stockholders.

     o    For a further  discussion of the potential  benefits and the potential risks and disadvantages of our offer, see Section 7.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

     o    Our offer is not conditioned on our stockholders tendering any minimum number of shares.

     o    Our offer is subject to a number of  conditions  that are described in greater detail in Section 5.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THIS OFFER? CAN LONE
STAR EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

     o    You may tender your shares  until our offer  expires.  Currently,  our offer is  scheduled  to expire at  Midnight,  New York City  time,  on
          Friday, June 14, 2002. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

     o    We can  extend,  from  time to time,  our offer  past  this  scheduled expiration  date in our sole  discretion.  If we choose to do so,  you will be able to tender your shares  until the end of the day  selected as the new  expiration  date.  If we extend our offer,  we will make a public announcement of the extension no later than 9:00 a.m., New York
          City time, on the next business day following the previously scheduled expiration of the offer period. See Sections 1 and 14.

CAN LONE STAR AMEND THE TERMS OF THE OFFER?

     o    We reserve the right in our sole  discretion to amend the tender offer in any respect. See Section 14.

HOW DO I FIND OUT IF LONE STAR AMENDS THE TERMS OF THE OFFER OR EXTENDS THE
EXPIRATION DATE?

     o    We will  announce  any  amendment  to, or  extension,  termination  or postponement  of, the offer by making a public  announcement  promptly thereafter. See Section 14.

HOW DO I TENDER MY SHARES?

     o    To tender your  shares,  you must follow the  procedures  described in
          Section 2 of this document before our offer expires.

     o    You  may  also  contact  the  information  agent  or your  broker  for assistance.  The contact  information for the information  agent is on the back page of this document.

HOW AND WHEN WILL I BE PAID?

     o  If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. You should contact your financial or tax advisor for advice specific to your situation. See
        Sections 2 and 13.

     o  We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for purchase. See Section 4.

MAY I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     o    You may withdraw your previously  tendered shares at any time prior to the expiration of our offer.

     o    In  addition,  after our offer  expires,  if we have not  accepted for purchase  the shares you have  tendered to us, you may  withdraw  your shares  at any time  after  12:00  midnight,  New York City  time,  on
          Monday, July 15, 2002. See Section 3.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     o    To  withdraw  your  previously  tendered  shares,  you must  deliver a
          written  or  facsimile   notice  of   withdrawal   with  the  required
          information  to the  depositary  while  you  still  have the  right to withdraw. See Section 3.

WHAT ARE THE UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES?

     o    Generally,  the receipt of cash from us in exchange for the shares you tender will be a taxable event treated as:

          o    a sale or exchange eligible for capital gains treatment, or

          o    a dividend subject to ordinary income tax rates.

     o    See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     o  On May 8, 2002, the last full trading day before we announced our offer, the closing price per share of our common stock on the Nasdaq National
        Market was $20.23.

     o    On May 16,  2002,  the closing  price per share of our common stock on the Nasdaq National Market was $21.60.

     o    We urge you to  obtain a  current  market  quotation  for your  shares before deciding whether to tender your shares. See Section 6.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY
SHARES?

     o    If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares.  We will pay all stock transfer taxes, if any,  payable on the transfer to us of shares  purchased  pursuant  to the  offer,  except  in  certain circumstances. See Section 4.

HAS THE BOARD OF DIRECTORS OF LONE STAR APPROVED THE OFFER?

     o    Our board of directors has approved our offer.  However,  neither Lone
          Star,  our board of directors,  the  information  agent nor the dealer manager is making any  recommendation  to you as to whether you should tender your shares or as to what price or prices you should  choose to tender your shares.  You should make your own  decision  based on your views as to the value of Lone Star's shares and our prospects, as well as your liquidity  needs,  investment  objectives and other individual considerations.  You must decide whether to tender your shares and, if so,  how many  shares to  tender  and the price or prices at which you will tender  them.  You should  discuss  whether to tender your shares with your broker or other financial or tax advisor.

HAS ANY EXECUTIVE OFFICER INDICATED AN INTENTION TO TENDER SHARES IN THE OFFER?

     o    No.  Although no  executive  officers or directors  have  indicated an intention to tender shares in the offer,  they reserve the right to do so, for  themselves or for accounts for which they have  control.  The intentions  of such  parties  and the number of shares they may tender may  change  depending  on market,  economic  or  business  conditions existing as of the close of the tender offer period. See Section 11.

HOW WILL LONE STAR OBTAIN THE FUNDS TO MAKE PAYMENT?

     o    We will need a maximum of $90,000,000 to purchase the 4,000,000 shares in the offer.  We will fund this  purchase  and the  related  fees and expenses from available cash. See Section 9.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     o    Our  information  agent and the dealer  manager  can help  answer your questions. The information agent is Innisfree M&A Incorporated and the dealer manager is UBS Warburg LLC. Their contact  information  appears on the back page of this document.

                              IMPORTANT PROCEDURES

     If you want to tender  all or part of your  shares,  you must do one of the following before our offer expires:

     o    if  your  shares  are  registered  in the  name of a  broker,  dealer, commercial bank,  trust company or other nominee,  contact the nominee and have the nominee tender your shares for you, or

     o    if you hold  certificates  in your  own  name,  complete  and sign the accompanying letter of transmittal according to its instructions,  and deliver it,  together  with any  required  signature  guarantees,  the certificates  for your shares and any other documents  required by the letter of transmittal,  to Wachovia Bank, N.A., the depositary for our offer, or

     o    if you  are an  institution  participating  in  The  Depository  Trust
          Company,  which we call the  "book-entry  transfer  facility"  in this document, tender your shares according to the procedure for book-entry transfer described in Section 2.

     If you want to tender your shares, but:

     o    your  certificates  for the shares are not  immediately  available  or cannot be delivered to the  depositary  before the  expiration  of our offer, or

     o    you cannot comply with the procedure for  book-entry  transfer  before the expiration of our offer, or

     o    the other  required  documents  cannot be delivered to the  depositary before the expiration of our offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 2 under the heading "Guaranteed Delivery."

     TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS
DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR
OFFER, INCLUDING CHOOSING A PRICE OR PRICES AT WHICH YOU WISH TO TENDER YOUR
SHARES.

     If you have questions or need assistance,  you should contact Innisfree M&A
Incorporated,  which is the  information  agent for our offer, at the address or telephone number on the back page of this document.  You may request  additional copies of this  document,  the letter of transmittal or the notice of guaranteed delivery from the information agent.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY  RECOMMENDATION ON OUR BEHALF
AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER  SHARES IN OUR OFFER.  WE HAVE NOT
AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY  REPRESENTATION  ON
OUR BEHALF IN  CONNECTION  WITH OUR OFFER  OTHER THAN  THOSE  CONTAINED  IN THIS
DOCUMENT  OR IN THE  RELATED  LETTER  OF  TRANSMITTAL.  IF GIVEN  OR  MADE,  ANY
RECOMMENDATION,  INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

TO THE HOLDERS OF COMMON STOCK OF
LONE STAR STEAKHOUSE & SALOON, INC.:

                                  INTRODUCTION

     Lone  Star  Steakhouse  &  Saloon,   Inc.,  a  Delaware   corporation  (the
"Company"),  hereby invites its stockholders to tender up to 4,000,000 shares of its Common Stock (the "Common  Stock"),  $0.01 par value per share (such shares, together with all  outstanding  shares of Common Stock,  the  "Shares"),  to the
Company  at a price  not in excess of $22.50  nor less than  $20.50  per  Share, specified by such stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase  and the related  Letter of  Transmittal  (which together constitute the "Offer").  The Company will determine a single per Share price (not in excess of $22.50 nor less than  $20.50 per Share)  (the  "Purchase
Price")  that it will pay for Shares  properly  tendered  pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering  stockholders.  The Company will  purchase up to 4,000,000  Shares (or such lesser  number of Shares as are properly  tendered at or below the Purchase
Price)  pursuant  to the Offer.  The  Company  reserves  the right,  in its sole discretion,  to purchase more than 4,000,000  Shares pursuant to the Offer.  The
Board of  Directors of the Company  (the  "Board" or "Board of  Directors")  has
concluded that the purchase of Shares  pursuant to the Offer is a prudent use of the Company's financial resources.

     Jamie B. Coulter,  Chief Executive Officer of the Company, has been advised by his tax advisors that any sale of Shares in connection  with the Offer by Mr.
Coulter to the Company would likely result in the proceeds  being subject to tax at ordinary  income tax rates.  Therefore,  the previously  announced  agreement between the Company and Mr. Coulter to purchase Shares from Mr. Coulter has been terminated.

     THIS  OFFER IS NOT  CONDITIONED  UPON ANY  MINIMUM  NUMBER OF SHARES  BEING
TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

     All stockholders who have properly  tendered and not withdrawn their Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the stockholders in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer,  including the provisions relating to proration and conditional  tenders  described  herein.  If, prior to the  Expiration  Date (as defined in Section 1), more than  4,000,000  Shares (or such  greater  number of
Shares as the Company may elect to purchase  pursuant to the Offer) are properly tendered at or below the  Purchase  Price and not  withdrawn,  the Company  will accept Shares for purchase first from all Odd Lot Holders (as defined in Section
1) who properly  tender all of their  Shares at or below the Purchase  Price and then on a pro rata basis from all other  stockholders who properly tender Shares at or below the Purchase  Price.  Stockholders  may tender Shares subject to the condition that a specified minimum number of the  stockholders'  Shares tendered must be purchased if any Shares  tendered are  purchased.  See Sections 1 and 2.
The Company  will  return all Shares not  purchased  under the Offer,  including
Shares  tendered  at prices  greater  than the  Purchase  Price and  Shares  not purchased because of proration or conditional  tenders.  Tendering  stockholders will not be obligated to pay  brokerage  fees or  commissions  or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase  of Shares by the  Company  pursuant  to the Offer.  In  addition,  the
Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY  RECOMMENDATION TO
ANY  STOCKHOLDER  AS TO  WHETHER  TO TENDER OR REFRAIN  FROM  TENDERING  SHARES.
STOCKHOLDERS  MUST MAKE THEIR OWN DECISION  WHETHER TO TENDER SHARES AND, IF SO,
HOW MANY  SHARES TO TENDER  AND THE  PRICE OR PRICES AT WHICH  SHARES  SHOULD BE
TENDERED.

     As of May 10, 2002, there were 24,910,037 Shares of Common Stock issued and outstanding.  The  4,000,000  Shares  that the  Company is  offering to purchase represent  approximately 16% of the Shares  outstanding at that date. The Shares are traded on the Nasdaq National Market  ("Nasdaq") under the symbol "STAR." On
May 8, 2002,  the last full trading day on Nasdaq prior to the  pre-commencement announcement of the Offer,  the closing per Share sale price was $20.23.  On May
16, 2002, the last full trading day on Nasdaq prior to the  commencement  of the
Offer,  the closing per Share sale price was $21.60.  STOCKHOLDERS  ARE URGED TO
OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 6.

     Shares acquired by the Company  pursuant to the Offer will be cancelled and will be  returned  to the status of  authorized  but  unissued  Shares of Common
Stock.  Such Shares will be  available  for  reissuance  by the Company  without further stockholder  action, for general or other corporate purposes,  including stock  options and other  employee  benefit  plans,  stock splits or  dividends,

acquisitions  and the raising of  additional  capital  for use in the  Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such Shares.

                                    THE OFFER

1.  NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to 4,000,000 Shares, or such lesser number of
Shares as are properly  tendered at or below the  Purchase  Price at or prior to the Expiration  Date (as defined  herein),  and not withdrawn in accordance with
Section 3. The term  "Expiration  Date" means  Midnight,  New York City time, on
Friday,  June 14, 2002, unless the Company,  in its sole discretion,  shall have extended the period of time during  which the Offer is open,  in which event the term  "Expiration  Date"  shall  refer to the latest  time and date at which the
Offer,  as so extended by the Company,  shall expire.  For a description  of the
Company's  right to extend the period of time during which the Offer is open and to  delay,  terminate  or amend  the  Offer,  see  Section  14.  If the Offer is oversubscribed,  Shares  tendered  at or below the  Purchase  Price prior to the
Expiration Date will be subject to proration.  The proration period also expires on the Expiration Date.

     The  Company  will,  upon the terms and  subject to the  conditions  of the
Offer,  determine  the  Purchase  Price  that it will  pay for  Shares  properly tendered  pursuant  to the Offer,  taking  into  account the number of Shares so tendered and the prices  specified by tendering  stockholders.  The Company will purchase up to 4,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. In addition, the
Company  reserves  the right,  in its sole  discretion,  to  purchase  more than
4,000,000 Shares pursuant to the Offer.

     If (i) the Company  increases  or  decreases  the  Purchase  Price,  or the
Company  increases  the number of Shares being  sought and such  increase in the number of Shares  being  sought  exceeds 2% of the  outstanding  Shares,  or the
Company  decreases  the  number of  Shares  being  sought  and (ii) the Offer is scheduled to expire at any time earlier than the  expiration  of a period ending on the tenth  business  day from,  and  including,  the date that notice of such increase or decrease is first  published,  sent or given in the manner described in Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, "business day" means any day other than a Saturday,  Sunday or federal holiday and consists of the time period from
12:01 a.m. through 12:00 midnight, New York City time.

     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender  Shares must  specify the price,  not in excess of $22.50 nor less than $20.50 per Share, at which such stockholders are willing to have their
Shares  purchased by the Company.  Promptly  following the Expiration  Date, the
Company will determine the Purchase Price (not in excess of $22.50 nor less than
$20.50 per Share) that will allow it to purchase up to 4,000,000 Shares properly tendered and not withdrawn by the  Expiration  Date.  Promptly  thereafter,  the
Company will publicly  announce the Purchase Price,  the proration  factor,  and upon the  terms and  subject  to the  conditions  of the  Offer  (including  the proration  provisions  described  herein),  all  stockholders  who have properly tendered and not withdrawn  Shares at prices at or below the Purchase Price will receive the Purchase  Price for all Shares  purchased.  All Shares not purchased pursuant  to the Offer,  including  Shares  tendered  at prices in excess of the
Purchase  Price and Shares not  purchased  because of proration  or  conditional tenders, will be returned to the tendering stockholders at the Company's expense promptly after the Expiration Date.

     If the number of Shares properly  tendered by the Expiration Date at prices at or below the  Purchase  Price,  and not  withdrawn,  is less than or equal to
4,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant  to this  Offer) the  Company  will,  upon the terms and subject to the conditions of this Offer, purchase at the Purchase Price all Shares so tendered.

     If the number of Shares properly  tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is greater than 4,000,000 (or such greater  number of Shares as the Company may elect to purchase  pursuant to the Offer),  the Company will,  upon the terms and subject to the  conditions of the Offer,  purchase at the  Purchase  Price  4,000,000  Shares (or such greater number  of  Shares)  in the  following  order  of  priority:  (i) Odd  Lots  (as hereinafter  defined),  (ii)  Shares  unconditionally  tendered  at or below the
Purchase Price by the Expiration  Date on a pro rata basis (with  adjustments to avoid  the  purchase  of  fractional  Shares),  and (iii)  Shares  conditionally tendered at or below the Purchase Price by the Expiration  Date selected by lot.
See the discussion below for further information relating to conditional tenders of Shares.

     For  purposes of the Offer,  the term "Odd Lots" means all Shares  properly tendered,  in  accordance  with the  procedures  set forth in  Section 2, by the
Expiration  Date at prices at or below the Purchase Price and not withdrawn,  by or on behalf of  stockholders  ("Odd Lot  Holders")  who, on the date of tender, beneficially  hold fewer than 100 Shares.  As set forth above,  Odd Lots will be accepted  for  purchase  before  any  proration.  In order to  qualify  for this preference,  an Odd Lot Holder must  properly  tender at a price at or below the
Purchase  Price  all  Shares  beneficially  owned  by him and  must  not  make a conditional tender.  Partial tenders will not qualify for this preference.  This preference  is not  available to holders of 100 or more Shares,  even if holders have separate stock  certificates for fewer than 100 Shares.  Any Odd Lot Holder wishing to tender all Shares  beneficially owned free of proration must complete the box  captioned  "Odd Lot  Tender"  on the  Letter  of  Transmittal  and,  if
applicable,  on the  Notice  of  Guaranteed  Delivery.  Stockholders  owning  an aggregate  of less than 100 Shares whose  Shares are  purchased  pursuant to the
Offer not only will avoid the payment of  brokerage  commissions,  but also will avoid any  applicable  odd-lot  discounts  otherwise  payable on a sale of their
Shares in a Nasdaq transaction.

     The Company reserves the right,  but will not be obligated,  to purchase in excess of 4,000,000 Shares pursuant to the Offer to avoid proration.

     As  described  in Section 13, the number of Shares  that the  Company  will purchase from a stockholder  may affect the federal income tax  consequences  to
the   stockholder   of  such  purchase  and  therefore  may  be  relevant  to  a stockholder's  decision  whether to tender Shares.  If any  stockholder  tenders
Shares  held by him and does not wish to have such Shares  subject to  proration before  purchase,  such  stockholder  may tender Shares subject to the condition that at least a designated  minimum  number or none of such Shares be purchased.
Any stockholder desiring to make such a conditional tender should so indicate in the box  captioned  "Conditional  Tender" on the Letter of  Transmittal  and, if
applicable,   on  the  Notice  of  Guaranteed  Delivery.  It  is  the  tendering stockholder's  responsibility  to determine  the minimum  number of Shares to be tendered.  Stockholders  should  consult  their tax advisors with respect to the effects of proration of the Offer and the  advisability  of making a conditional tender. See Section 13.

     If as a result of proration  the number of Shares to be purchased  from any stockholder  making a  conditional  tender is reduced  below the minimum  number specified by such  stockholder,  such tender will  automatically  be regarded as withdrawn, except as provided below, and all Shares tendered by such stockholder will be returned as promptly as  practicable  after the  Expiration  Date at the
Company's expense.  If so many conditional  tenders are withdrawn that the total number of Shares available for purchase by the Company falls below the number of
Shares that the Company has determined to purchase pursuant to the Offer,  then, to the extent  feasible,  the  Company  will select  enough of such  conditional tenders,  which would  otherwise have been  withdrawn,  to enable the Company to purchase  such desired  number of Shares.  In selecting  among such  conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

2.  PROCEDURE FOR TENDERING SHARES

     PROPER TENDER OF SHARES.  To validly  tender Shares  pursuant to the Offer, either (i) a properly  completed and duly  executed  Letter of  Transmittal  (or facsimile  thereof)  with  any  required  signature  guarantees  and  any  other documents  required  by the Letter of  Transmittal  must be received by Wachovia
Bank, N.A. (the "Depositary") at its address set forth on the back cover of this
Offer to  Purchase,  and either (a)  certificates  for the Shares to be tendered must be received by the  Depositary  at such  address or (b) such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the  Depositary),  in each case by the
Expiration Date, or (ii) the guaranteed  delivery procedure  described under the heading "Guaranteed Delivery" in this Section 2 below, must be followed.

     In  accordance  with  Instruction  5 of the  Letter  of  Transmittal,  each stockholder  desiring to tender Shares  pursuant to the Offer must indicate,  in the box  captioned  "Price  (In  Dollars)  Per Share at Which  Shares  Are Being
Tendered"  in the Letter of  Transmittal,  the price (in  multiples of $.125) at which such Shares are being tendered.  IF A STOCKHOLDER DESIRES TO TENDER SHARES
IN  SEPARATE  LOTS AT A  DIFFERENT  PRICE FOR EACH LOT,  SUCH  STOCKHOLDER  MUST
COMPLETE A SEPARATE  LETTER OF  TRANSMITTAL  FOR EACH LOT AND PRICE AT WHICH THE
SHARES  ARE  TENDERED.  THE SAME  SHARES  CANNOT BE  TENDERED  (UNLESS  PROPERLY
WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE
PRICE. IN ORDER TO TENDER SHARES PROPERLY,  A PRICE BOX, BUT ONLY ONE PRICE BOX,
ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED.

     In addition,  Odd Lot Holders who tender all their Shares must complete the box captioned "Odd Lot Tender" in the Letter of Transmittal  and, if applicable, on the Notice of Guaranteed  Delivery,  in order to qualify for the preferential treatment  available to Odd Lot Holders as set forth in Section 1.  Stockholders desiring to make a  conditional  tender of their  Shares must  complete  the box captioned  "Conditional Tender" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     BOOK-ENTRY DELIVERY.  The Depositary will establish an account with respect to the Shares for  purposes  of the Offer at the  Book-Entry  Transfer  Facility
within  two  business  days after the date of this  Offer to  Purchase,  and any
financial   institution  that  is  a  participant  in  the  Book-Entry  Transfer
Facility's  system may make  book-entry  delivery  of the Shares by causing  the
Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance  with the  Book-Entry  Transfer  Facility's  procedures for transfer.
Although  delivery of Shares may be effected through a book-entry  transfer into the  Depositary's  account at the  Book-Entry  Transfer  Facility,  either (1) a properly completed and duly executed Letter of Transmittal (or a manually-signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's  Message (as defined  below) in the case of a book-entry  transfer or the  specific  acknowledgement  in the case of a tender  through  the  Automated
Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents  must be  transmitted  to and received by the Depositary at one of its addresses  set forth on the back  cover of this  Offer to  Purchase  before  the
Expiration Date, or (2) the guaranteed  delivery procedure  described below must be  followed.  Delivery  of the  Letter of  Transmittal  and any other  required documents to the Book-Entry  Transfer  Facility does not constitute  delivery to the Depositary.

     The term "Agent's  Message"  means a message  transmitted by the Book-Entry
Transfer  Facility to, and received by, the  Depositary  and forming a part of a
Book-Entry Confirmation,  which states that the Book-Entry Transfer Facility has received  an express  acknowledgement  from the  participant  in the  Book-Entry
Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of  Transmittal  and that the Company may enforce such agreement against the participant.

     Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the Shares that they wish to tender. A stockholder tendering through
the  Automated  Tender  Offer  Program  must  expressly   acknowledge  that  the
stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against him.

     SIGNATURE  GUARANTEES.  No signature guarantee is required on the Letter of
Transmittal  if the Letter of  Transmittal  is signed by the  registered  holder
(which  term,  for purposes of this Section 2,  includes  any  participant  in a
Book-Entry  Transfer  Facility whose name appears on a security position listing as the owner of the Shares) of the Shares  exactly as the name of the registered holder appears on the certificate tendered therewith,  and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a  financial  institution  that is a member of the  Securities  Transfer  Agents
Medallion  Program,  the Stock Exchange  Medallion  Program,  the Stock Transfer
Association's  approved  medallion  program  (such as  STAMP,  GEMP or MSP) or a commercial  bank or trust  company  having  an  office,  branch or agency in the
United States (each such entity, an "Eligible Institution"). In all other cases, all  signatures on the Letter of  Transmittal  must be guaranteed by an Eligible
Institution.  See Instruction 1 of the Letter of  Transmittal.  If a certificate representing  Shares  is  registered  in the  name of a  person  other  than the signatory of a Letter of Transmittal,  or if payment is to be made or Shares not purchased  or tendered  are to be issued to a person  other than the  registered owner, the certificate  must be endorsed or accompanied by an appropriate  stock power, in either case signed exactly as the name of the registered owner appears on the  certificate  with  the  signature  on the  certificate  or  stock  power guaranteed by an Eligible Institution.

     METHOD OF DELIVERY. THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED
DOCUMENTS  IS  AT  THE  OPTION  AND  RISK  OF  THE  TENDERING  STOCKHOLDER.   IF
CERTIFICATES  FOR SHARES  ARE TO BE SENT BY MAIL,  REGISTERED  MAIL WITH  RETURN
RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding  equal to 30% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise  establish an exemption from such withholding must notify the Depositary of such stockholder's correct taxpayer identification number (or certify  that such  taxpayer  is  awaiting a taxpayer  identification number) and provide  certain other  information by completing a Substitute  Form
W-9 included with the Letter of Transmittal.  Foreign  stockholders are required to submit an appropriate Form W-8 in order to avoid backup withholding.

     EACH  STOCKHOLDER  SHOULD  CONSULT HIS OWN TAX  ADVISOR AS TO WHETHER  SUCH
STOCKHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

     FEDERAL INCOME TAX WITHHOLDING  FOR FOREIGN  STOCKHOLDERS.  Generally,  30%
federal  income tax  withholding  will be applicable to payments made to foreign stockholders unless a reduced rate of withholding is available pursuant to a tax treaty or certain other exemptions from withholding are applicable.

     FOREIGN  STOCKHOLDERS  SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE
APPROPRIATE  FORM W-8 TO BE FILED WITH THE DEPOSITARY TO CLAIM A REDUCED RATE OF
(OR EXEMPTION FROM) 30% FEDERAL INCOME TAX WITHHOLDING.

     GUARANTEED DELIVERY.  If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry  transfer  cannot be  completed  on a timely  basis) or time will not permit all required  documents to reach the Depositary by the  Expiration  Date, such Shares may nevertheless be tendered if all of the following  conditions are met:

     (a)  such tender is made by or through an Eligible Institution;

     (b) a properly  completed and duly executed  Notice of Guaranteed  Delivery substantially in the form provided by the Company  (indicating the price at which the Shares are being  tendered)  is  received by the  Depositary  (as provided below) by the Expiration Date; and

     (c) the  certificates  for such Shares (or a  confirmation  of a book-entry transfer  of such Shares into the  Depositary's  account at the  Book-Entry
     Transfer  Facility),  together with a properly  completed and duly executed
     Letter of  Transmittal  (or  facsimile  thereof)  and any  other  documents required  by the Letter of  Transmittal,  are  received  by the  Depositary within three Nasdaq  trading  days after the date the  Depositary  receives such Notice of Guaranteed Delivery.

     The Notice of Guaranteed  Delivery may be delivered by hand or  transmitted by telegram,  telex,  facsimile  transmission or mail to the Depositary and must include a  guarantee  by an Eligible  Institution  in the form set forth in such
Notice.

     DETERMINATION  OF  VALIDITY;  REJECTION  OF SHARES;  WAIVER OF DEFECTS;  NO
OBLIGATION  TO GIVE NOTICE OF DEFECTS.  All questions as to the number of Shares to be accepted,  the price to be paid  therefor,  the form of documents  and the validity,  eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company,  in its sole discretion, which  determination  shall be final and  binding on all  parties.  The  Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper  form or the  acceptance  for  payment of or payment  for which may be unlawful. The Company also reserves the absolute right to waive any of the  conditions of the Offer or any defect or  irregularity  in any tender of
Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities  have been cured or waived.  None of the Company,  the Dealer
Manager, the Information Agent, the Depositary or any other person will be under any duty to give  notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

     TENDER  CONSTITUTES AN AGREEMENT.  The proper tender of Shares  pursuant to any  one of  the  procedures  described  above  will  constitute  the  tendering stockholder's  acceptance of the terms and conditions of the Offer and a binding agreement between the tendering stockholder and the Company.

     It is a violation of Rule 14e-4 promulgated  under the Securities  Exchange
Act of 1934,  as  amended  (the  "Exchange  Act"),  for a  person,  directly  or indirectly,  to tender shares for such  stockholder's own account unless, at the time of the  tender  and at the  end of the  proration  period,  the  person  so tendering (i) has a net long position equal to or greater than the amount of (a)
Shares  tendered  or (b)  other  securities  immediately  convertible  into,  or exercisable or  exchangeable  for the amount of Shares tendered and will acquire such  Shares  for  tender by  conversion,  exercise  or  exchange  of such other securities,  and (ii) will cause such Shares to be delivered in accordance  with the terms of the Offer. Rule 14e-4 promulgated under the Exchange Act provides a similar restriction  applicable to the tender or guarantee of a tender on behalf of another  person.  The tender of Shares  pursuant to any one of the procedures described  above will constitute the tendering  stockholder's  acceptance of the terms and  conditions  of the Offer as well as his  representation  and warranty that (A) such  stockholder  has a net long position in the Shares being tendered within the meaning of Rule 14e-4  promulgated under the Exchange Act and (B) the tender of such Shares  complies with Rule 14e-4  promulgated  under the Exchange
Act.

     LOST OR DESTROYED CERTIFICATES. Stockholders whose certificates for part or all of their Shares have been lost,  stolen,  misplaced or destroyed  may either complete the box in the Letter of  Transmittal  entitled,  "Affidavit of Lost or
Destroyed  Certificate(s),"  and pay the listed insurance premium or contact the
Depositary at (800) 829-8432 for  instructions  as to the documents that will be required to be submitted  together  with the Letter of  Transmittal  in order to receive stock certificate(s) representing the Shares. Stockholders are requested to contact the Depositary  immediately  in order to permit timely  processing of this documentation.

3.  WITHDRAWAL RIGHTS

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore  accepted for payment by the Company as  provided  in this  Offer to  Purchase,  may also be  withdrawn  after  12:00 midnight, New York City time, on Monday, July 15, 2002.

     For  a  withdrawal  to be  effective,  a  written,  telegraphic,  telex  or facsimile  transmission  notice of  withdrawal  must be timely  received  by the
Depositary  at one of its addresses set forth on the back cover of this Offer to
Purchase.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be  withdrawn,  the number of Shares to be withdrawn  and the name of the  registered  holder,  if  different  from that of the person who tendered  such  Shares.  If the  certificates  have been  delivered or otherwise identified to the Depositary,  then, prior to the release of such  certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates  evidencing  the Shares to be  withdrawn  and the  signature on the notice of withdrawal  must be guaranteed by an Eligible  Institution,  except in the case of Shares  tendered  by an  Eligible  Institution.  If Shares have been tendered pursuant to the procedure for book-entry  transfer set forth in Section
2, the notice of withdrawal  must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn
Shares and otherwise comply with the procedures of such facility.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company,  in its sole discretion,  which determination shall be final  and  binding.  None of the  Company,  the  Dealer  Manager,  the
Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall  incur any  liability  for  failure to give any such  notice.  Any
Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However,  withdrawn Shares may be re-tendered prior to the Expiration
Date by again following any of the procedures described in Section 2.

     If, as a result of proration, the number of Shares to be purchased from any stockholder  making a  conditional  tender is reduced  below the minimum  number specified by such  stockholder,  such tender will  automatically  be regarded as withdrawn.

     If the Company  extends the Offer,  is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's  rights under the Offer,  the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such
Shares may not be  withdrawn  except to the extent  tendering  stockholders  are entitled to  withdrawal  rights as  described in this Section 3, subject to Rule
13e-4(f)(5)  under the Exchange Act,  which  provides that the issuer making the tender offer shall either pay the consideration  offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms  and  subject  to the  conditions  of the  Offer  (including proration), and promptly after the Expiration Date, the Company will determine a single per Share  Purchase  Price (not in excess of $22.50 nor less than  $20.50 per Share)  that it will pay for Shares  properly  tendered  and not  withdrawn, taking into account the number of Shares  tendered  and the prices  specified by tendering  stockholders.  The Company  will  accept for payment up to  4,000,000
Shares,  or such  lesser  number of  Shares,  as  provided  in Section 1, as are properly  tendered and not  withdrawn at or below the Purchase  Price,  promptly after the Expiration  Date.  Following the  determination of the Purchase Price, the Company will announce the Purchase Price, the proration factor,  and payment for Shares  accepted  for payment  pursuant  to the Offer will be made  promptly
(subject  to possible  delay in the event of  proration)  but only after  timely receipt by the Depositary of certificates  for Shares (or of a confirmation of a book-entry  transfer  of  such  Shares  into  the  Depositary's  account  at the
Book-Entry Transfer Facility),  a properly completed and duly executed Letter of
Transmittal  (or manually  executed  facsimile  thereof) and any other  required documents.

     For purposes of the Offer,  the Company will be deemed to have accepted for payment,  subject to proration,  Shares  tendered at or below the Purchase Price and not withdrawn  if, as and when the Company  gives oral or written  notice to the  Depositary  of its  acceptance  of such Shares for payment  pursuant to the
Offer.  Payment for Shares to be purchased pursuant to the Offer will be made by depositing  the aggregate  Purchase  Price for such Shares with the  Depositary, which  will act as agent  for the  tendering  stockholders  for the  purpose  of receiving  payment from the Company and transmitting  such payments to tendering stockholders.

     In the event of proration,  the Company will determine the proration factor and pay for those  tendered  Shares  accepted  for  payment  promptly  after the
Expiration Date. The Company expects to be able to announce the final results of any such  proration  promptly after the Expiration  Date.  Certificates  for all
Shares not purchased,  including all Shares  tendered at prices in excess of the
Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned  (or, in the case of Shares  tendered by  book-entry  transfer, such Shares will be credited to the account  maintained  within such  Book-Entry
Transfer  Facility by the  participant  therein who so  delivered  such  Shares)
promptly after the Expiration  Date or termination of the Offer without  expense to the tendering  stockholder.  Under no circumstances  will interest be paid by the  Company by reason of any delay in paying for any  Shares or  otherwise.  In addition,  if certain events occur, the Company may not be obligated to purchase the Shares pursuant to the Offer. See Section 5.

                                       10

     The  Company  will pay all stock  transfer  taxes,  if any,  payable on the transfer to it of Shares purchased  pursuant to the Offer. If, however,  payment of the Purchase  Price is to be made to, or (in the  circumstances  permitted by the  Offer) if Shares  not  tendered  or not  accepted  for  purchase  are to be registered  in the name of any person  other than the  registered  owner,  or if tendered  certificates  are  registered in the name of any person other than the person  signing  the Letter of  Transmittal,  the  amount of all stock  transfer taxes,  if any (whether  imposed on the registered  owner or such other person), payable on account of the  transfer to such  person  will be  deducted  from the
Purchase  Price unless  evidence  satisfactory  to the Company of the payment of such taxes or exemption therefrom is submitted.  See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING  U.S.  STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY
AND SIGN THE SUBSTITUTE  FORM W-9 INCLUDED IN THE LETTER OF  TRANSMITTAL  MAY BE
SUBJECT TO REQUIRED  FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS
PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

5.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding  any other provision of the Offer, the Company shall not be required to accept for payment or  purchase or pay for any Shares  tendered  and may terminate or amend the Offer or may postpone the  acceptance for payment of, or the payment for,  Shares  tendered,  if at any time on or after May 17, 2002, but on or before the  Expiration  Date,  any of the following  events shall have occurred (or shall have been determined by the Company to have occurred)  unless waived by the Company:

     (a)  There  shall  have  occurred  (i)  the  commencement  of a war,  armed hostilities,  act of terrorism or other  international or national calamity directly  or  indirectly  involving  the United  States that  prevents  the
     Company  from  operating  its  business in the  ordinary  course,  (ii) any general  suspension of trading in, or limitation on prices for,  securities on any  national  securities  exchange or in the  over-the-counter  market,
     (iii) the declaration of a banking moratorium or any suspension of payments in  respect  of banks in the  United  States,  (iv) any  limitation  by any governmental, regulatory or administrative authority or agency or any other event that, in the commercially  reasonable judgment of the Company,  might affect the extension of credit by banks or other lending institutions,  (v)
     a  decline  in the last  sales  price  of the  Shares  of more  than 15% as reported on Nasdaq measured from the close of business on May 8, 2002, (vi)
     any  change  in  the  general  political,  market,  economic  or  financial conditions  in the United  States or abroad  that has or may have  material adverse significance with respect to the Company's business,  operations or prospects or the trading in the Shares,  (vii) the occurrence in the United
     States of "mad cow" or "hoof and mouth"  disease,  or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of
     Restaurant  Companies of more than 15%, measured from the close of business on May 16, 2002; or

     (b) There shall have been instituted or pending any action or proceeding by any government or  governmental  authority or regulatory or  administrative agency,  domestic or foreign, or by any other person,  domestic or foreign, before any court or governmental  authority or regulatory or administrative agency, domestic or foreign, (i) challenging or seeking to make illegal, or delay or otherwise  directly or indirectly  restrain or prohibit the making of the Offer,  the  acceptance for payment of or payment for some or all of the Shares by the Company or otherwise  directly or indirectly  relating in any  manner to or  affecting  the  Offer,  or (ii) that  otherwise,  in the commercially reasonable judgment of the Company, has or may have a material adverse effect on the business,  financial condition, income, operations or prospects of the Company or its subsidiaries taken as a whole or has or may materially impair the contemplated benefits of the Offer to the Company; or

     (c) There  shall  have  been any  action  pending  or  taken,  or  approval withheld, or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company, or any of its subsidiaries,  by any court,  governmental  authority or  regulatory  or  administrative  agency, domestic or foreign,  that, in the commercially  reasonable judgment of the
     Company might,  directly or indirectly,  result in any of the  consequences referred to in clauses (i) or (ii) of paragraph (b) above; or

     (d) A tender or  exchange  offer for some or all of the Shares  (other than the Offer) or a proposal with respect to a merger,  consolidation  or other business  combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or

                                       11

     (e) Any entity, person or "group" (as that term is used in Section 13(d)(3)
     of the Exchange Act) shall have acquired or proposed to acquire  beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed which  beneficially  owns more than 5% of the  outstanding
     Shares; or

     (f) Any change or changes  shall have  occurred (or any  development  shall have occurred involving any prospective change or changes) in the business,
     assets,  liabilities,   condition  (financial  or  otherwise),  operations,
     results of operations or prospects of the Company or its subsidiaries that, in the commercially  reasonable  judgment of the Company,  have or may have
     material  adverse   significance   with  respect  to  the  Company  or  its
     subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its commercially  reasonable discretion regardless of the circumstances  (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any  time.  The  failure  by the  Company  at any time to exercise its rights under any of the foregoing  conditions shall not be deemed a waiver  of any  such  right;  the  waiver  of any such  right  with  respect  to particular  facts and  other  circumstances  shall  not be deemed a waiver  with respect  to any other  facts and  circumstances;  and each such  right  shall be deemed an ongoing  right which may be asserted at any time or from time to time.
However,  all the foregoing  conditions,  other than those subject to applicable law,  will be satisfied or waived by the Company on or before the  expiration of the Offer. Any  determination by the Company  concerning the events described in this Section 5 shall be final and binding on all parties.

6. PRICE RANGE OF SHARES; DIVIDENDS

MARKET INFORMATION

     The Company's Common Stock (ticker symbol: STAR) is traded on the Nasdaq
National Market. The following table sets forth, for the periods indicated, the high and low sale prices for the Common Stock, as reported by Nasdaq.

                                                               HIGH         LOW
                                                               ----         ---
     FISCAL 2002:
       First Quarter...................................    $   21.05   $   14.26
       Second Quarter (through May 14, 2002)...........        21.95       16.00
     FISCAL 2001:
       First Quarter...................................    $   10.25   $    7.94
       Second Quarter..................................        14.00        8.69
       Third Quarter...................................        13.72       10.48
       Fourth Quarter..................................        14.90        9.60
     FISCAL 2000:
       First Quarter...................................    $    9.44   $    7.84
       Second Quarter..................................        12.75        8.75
       Third Quarter...................................        11.56        7.91
       Fourth Quarter..................................         8.94        6.69

     On  May  8,  2002,  the  last  full  trading  day on  Nasdaq  prior  to the pre-commencement announcement of the Offer, the closing per Share sale price was
$20.23.  On May 16,  2002,  the last full  trading  day on  Nasdaq  prior to the commencement  of the  Offer,  the last sale  price per Share for the  Company on
Nasdaq was $21.60.

     The Company initiated the payment of quarterly cash dividends in April 2000 and has paid  cash  dividends  at the rate of  $0.125  per  Share  each  quarter thereafter  until the first  quarter of 2002.  On January 9, 2002,  the  Company increased its quarterly cash dividend to $0.15 per Share. The Board declared the
Company's  quarterly cash dividend of $0.15 per Share payable April 24, 2002, to stockholders  of record on April 10,  2002.  The Company  plans to continue  the quarterly  dividend  payments  for  the  foreseeable  future.  There  can  be no assurance, however, that such cash dividends will continue to be paid.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                       12

7.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The Company retained UBS Warburg LLC ("UBS Warburg") in July 2001 to act as
its financial  advisor in  consideration of strategic  alternatives,  including, without  limitation,  (i)  continuing  to  run  the  business,  (ii)  a  merger, consolidation or sale of the Company with or to another entity,  (iii) potential acquisitions,  (iv)  maintaining  or increasing the Company's  Share  repurchase program,  (v) a leveraged  recapitalization  either with a financial  sponsor or
standalone,  and  (vi)  a  sale  of  select  assets  (collectively,   "Strategic
Alternatives").

     On July 25, 2001,  the Board met with UBS Warburg to consider the Strategic
Alternatives. The Common Stock had a closing price that day of $10.95 per Share.
The Board  determined  that it wished to further explore a potential sale of the
Company. As a result, the Board directed UBS Warburg to commence a targeted sale process in which UBS Warburg  contacted  three potential  strategic  purchasers.
This targeted process culminated in non-binding indications of interest from two of these potential  buyers at a range of $13.00 to $14.00 per Share,  which were received  during the week of September 3, 2001. The Common Stock price traded in a range of $12.13 to $13.01 per Share during the week of September 3, 2001. Both of the  indications  of interest were  subsequently  rescinded  when UBS Warburg asked the  parties  to  increase  their  price and as a result of the  terrorist attacks on September 11, 2001.

     At a meeting of the Board held on October 3, 2001,  the Board  directed UBS
Warburg to commence a broad sale process.  On October 3, 2001,  the Common Stock closed at $10.00 per Share. On October 4, 2001, the Company  announced  publicly that the  Board  had  hired  UBS  Warburg  to  review  the  Company's  strategic alternatives. UBS Warburg began to explore a broad sale process and contacted 57 parties (35  financial  and 22  strategic),  which it  believed to be  potential purchasers  of the  Company.  UBS  Warburg  received  on behalf  of the  Company non-binding indications of interest from seven parties (four financial and three strategic)  during the week of November 27, 2001.  The  indications  of interest were in a valuation range of $13.73 to $18.50 per Share. The Common Stock traded at a range  of  $13.40  to  $14.50  per  Share  during  the  week in  which  the indications of interest were received.

     The Board  instructed  UBS  Warburg  to begin  negotiating  with two of the strategic  parties that submitted  indications of interest in early December and to approach the third  strategic  party to raise its initial  non-binding  offer that was near the  trading  value  price of the stock at the time of the  offer.
This party was unwilling to raise its price, and, at the direction of the Board,
UBS Warburg terminated discussions with this party. UBS Warburg, with assistance from the Board and  management  of the  Company,  negotiated  with the other two strategic parties during the month of December. When negotiations with these two strategic  parties broke down over price,  the Board  instructed  UBS Warburg to commence  management  meetings in January 2002 for the four potential  financial buyers that submitted indications of interest at a price range the Board at that time was willing to consider.  Additionally,  in early January 2002, UBS Warburg contacted one of the strategic  parties that submitted an indication of interest in September and did not submit a revised  indication of interest as part of the broader process, to update that party on the Company's  performance and the sale process. The party renewed its interest in the Company and indicated interest at a price range the Board was willing to consider.  This strategic party indicated
that it would  not  make an all cash  offer  and  that the  consideration  would include non-voting stock. Management  presentations to the five parties began in mid-January  2002 and were followed by significant  due diligence and one-on-one meetings  with  management  in late  January and through the month of  February.
Revised  indications of interest were received from three parties (one strategic and two  financial)  during the week of February 25, 2002.  The  indications  of interest were in a valuation range of $18.50 to $20.00 per Share.  However, none of the offers  included  mark-ups of the draft merger  agreement  distributed in late January 2002 and were subject to  substantial  additional due diligence and certain other conditions. The Common Stock traded at a range of $19.23 to $20.65 per Share during the week in which the  indications  of interest  were  received
(representing a 92% to 107% increase since the announcement of the engagement of
UBS Warburg to review Strategic Alternatives).

     The Board met on March 5, 2002,  to consider the offers  received  from the potential buyers, as well as to review its other Strategic Alternatives.  At the conclusion  of this meeting,  the Board  directed UBS Warburg to ask each of the potential  buyers to increase its proposed  purchase  price.  Only one potential buyer, Bruckmann,  Rosser,  Sherrill & Co., LLC ("BRS"),  increased its purchase price.  The revised  offer from BRS had the highest  price per Share and led the
Company to enter into a letter of intent (the "LOI") on March 28, 2002, with BRS for it to acquire the Common Stock of the Company at a price of $20.50 per Share in cash. The LOI, which provided for a 30-day period of  exclusivity,  was later extended for one additional week. BRS increased its price to $21.50 per Share in cash, subject to certain conditions  including,  but not limited to, negotiation of the terms of a  non-compete  agreement and a voting  agreement  with Jamie B.
Coulter,  the Company's Chief Executive Officer, and a break-up fee in the event that Mr.  Coulter  did not  vote his  Shares  in favor of the  transaction.  Mr.
Coulter  indicated to the Board of Directors  that he was  unwilling to sell his
Shares at $21.50  per Share  and would not enter  into a voting  agreement.  BRS requested  that the break-up fee be agreed to as a condition of its  willingness to extend the LOI.  The parties were  ultimately  unable to agree on such terms.
Accordingly, the LOI expired on May 4, 2002.

                                       13

     After  the  expiration  of the LOI,  the  Board met on May 8, 2002 with UBS
Warburg to  reconsider  the  Strategic  Alternatives.  In light of the Company's significant  cash balance of over $100 million,  debt-free  balance  sheet,  and significant  projected cash flow from  operations,  the Board again  discussed a potential Share repurchase. The Board discussed several alternatives,  including the modified  Dutch  auction  tender offer  approach  ultimately  chosen and the relative  advantages and disadvantages of certain  alternatives for the Company.
The decision  taken by the Board was to execute a modified  Dutch auction tender offer for 4,000,000 Shares at a price range of $20.50 to $22.50 per Share.

     The  purpose  of  this  Offer  is  to  provide  an  opportunity  for  those stockholders who otherwise could not dispose of large numbers of Shares to do so without  further  negatively  affecting  the market price of the Shares.  If the
Offer is successful, the Company will be able to acquire a significant amount of
Shares at an attractive price that will benefit the remaining stockholders.

     The Offer provides those who are  considering a sale of all or a portion of their Shares the  opportunity to determine the price or prices (not greater than
$22.50 nor less than $20.50 for each of the Shares) at which they are willing to sell their Shares and, if any such Shares are  purchased  pursuant to the Offer, to sell those Shares for cash  without the usual  transaction  costs  associated with open-market sales. The Offer also allows  stockholders to sell a portion of their Shares while retaining a continuing equity interest if they so desire. ANY
HOLDERS  OWNING AN AGGREGATE OF LESS THAN 100 SHARES WHOSE SHARES ARE  PURCHASED
PURSUANT TO THE OFFER NOT ONLY WILL AVOID ANY PAYMENT OF BROKERAGE  COMMISSIONS,
BUT ALSO WILL AVOID ANY  APPLICABLE  ODD LOT  DISCOUNTS  PAYABLE ON SALES OF ODD
LOTS.  In addition,  the Offer may give  stockholders  the  opportunity  to sell
Shares at prices greater than market prices  prevailing prior to commencement of the Offer although no assurances  can be given that the prevailing  market price will not be higher than the Purchase Price.

     The Company  believes  the  benefits of the Offer,  and in  particular  the modified Dutch auction tender format, are as follows:

     o    The Company  believes that the Shares are undervalued and the purchase of Shares within the modified  Dutch auction range is accretive to the
          Company and beneficial to stockholders  who choose not to tender.  The
          Company  believes  that the  purchase  of the  Shares is a good use of capital in the current environment.

     o    The modified Dutch auction is an open process,  plainly visible to all market  participants,  which will  permit  the  Company to buy a large number of Shares at one time at a low transaction price per Share.

     o    The Offer provides participating stockholders,  particularly those who might not be able to sell their Shares without disruption to the Share price because of the size of their  holdings,  with an  opportunity to obtain liquidity with respect to their Shares.

     o    The Offer  could  result in a capital  structure  that may improve the return on equity for continuing stockholders.

     The Offer also  presents  some  potential  risks and  disadvantages  to the
Company and its  continuing  stockholders.  The Offer will reduce the  Company's
"public float," that is the number of Shares owned by outside  stockholders  and available for trading in the securities markets.  This may result in lower share prices or reduced liquidity in the trading market for the Company's Common Stock in the future.

     After the completion of the Offer,  the Company  expects to have sufficient cash flow and access to other  sources of capital to fund its  operations.  As a result of the Offer, the Company is in technical  violation of a covenant in its
$50,000,000  line of credit  agreement with SunTrust Bank. The Company has never had any amounts  outstanding  under this line of credit and  believes it will be able to  negotiate  a waiver  of the  covenant  or will  enter  into a  mutually acceptable line of credit with another bank.

     Shares acquired by the Company  pursuant to the Offer will be cancelled and will return to the status of  authorized  but unissued  Shares of Common  Stock.
Such Shares will be available  for  reissuance  by the Company  without  further stockholder  action for general or other  corporate  purposes,  including  stock
options  and  other  employee   benefit   plans,   stock  splits  or  dividends,
acquisitions,  and the raising of  additional  capital for use in the  Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such Shares.

8.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE
    ACT

     The  purchase  of Shares  pursuant  to the Offer will  reduce the number of
Shares  that  otherwise  might  trade  publicly  and may  reduce  the  number of stockholders.  Nonetheless,  it  is  anticipated  that  there  still  will  be a sufficient number of Shares  outstanding and publicly traded following the Offer to ensure a continued orderly trading market in the Shares. Based upon published

                                       14

guidelines, the Company does not believe that the purchase of Shares pursuant to the Offer will  cause the  Company's  remaining  Shares to cease to be listed on
Nasdaq.

     The Shares are  registered  under the Exchange Act, which  requires,  among other things,  that the Company furnish certain  information to its stockholders and to the Securities and Exchange Commission (the "Commission") and comply with the  Commission's  proxy rules in  connection  with  meetings  of the  Company's stockholders.  The Company  believes that the purchase of Shares pursuant to the
Offer will not result in the Shares becoming eligible for  deregistration  under the Exchange Act.

     The Shares are currently "margin securities" under the rules of the Federal
Reserve Board.  This has the effect,  among other things, of allowing brokers to extend  credit on the  collateral  of the  Shares.  The Company  believes  that, following  the  repurchase  of Shares  pursuant  to the Offer,  the Shares  will continue to be margin  securities  for purposes of the Federal  Reserve  Board's margin regulations.

     Although the Company has no current plans to acquire additional Shares, the
Company may in the future  purchase  additional  Shares in the open  market,  in private transactions, through tender offers or otherwise. Any such purchases may be on  the  same  terms  or on  terms  which  are  more  or  less  favorable  to stockholders  than the terms of the Offer.  However,  Rule 13e-4 of the Exchange
Act prohibits the Company and its affiliates from  purchasing any Shares,  other than  pursuant  to the  Offer,  until at  least  ten  business  days  after  the
Expiration Date or termination of the Offer.  Any possible  future  purchases by the  Company  will depend on many  factors,  including  the market  price of the
Shares, the Company's business and financial positions, the results of the Offer and general economic and market conditions.

9.  SOURCE AND AMOUNT OF FUNDS

     If the Company were to purchase  4,000,000  Shares pursuant to the Offer at the maximum  Purchase  Price of $22.50 per Share,  the Company  expects that the maximum aggregate cost of the Offer,  including all fees and expenses applicable to the Offer, would be approximately  $90,730,000.  The funds needed to purchase the Shares will be derived from the Company's available cash.

10.  CERTAIN INFORMATION CONCERNING THE COMPANY

     As of May 16, 2002,  the Company  owned and operated 249  mid-priced,  full service,  casual dining restaurants located in the United States,  which operate under the trade  name Lone  Star  Steakhouse  & Saloon or Lone Star Cafe  ("Lone
Star"  or  "Lone  Star  Steakhouse  &  Saloon"),   and  20  upscale   steakhouse
restaurants,  five  operating  as Del  Frisco's  Double  Eagle Steak House ("Del
Frisco's") restaurants and 15 operating as Sullivan's Steakhouse  ("Sullivan's")
restaurants.  In addition,  a licensee  operates three Lone Star  restaurants in
California  and a  licensee  operates  a Del  Frisco's  restaurant  in  Orlando,
Florida.

     Internationally,  the  Company  operates 25 Lone Star  Steakhouse  & Saloon restaurants  in  Australia.  In  addition,  a  licensee  operates  a  Lone  Star
Steakhouse & Saloon restaurant in Guam.

     Steak continues to be one of the most frequently  ordered dinner entrees at restaurants.  In 2001, the United States Department of Agriculture estimated the average annual per capita  consumption of beef to be 63.4 pounds,  down slightly from 2000.  Company  management  believes the limited  menu of its  restaurants, which concentrates  primarily on high quality USDA choice-graded steaks, and the appeal of its "Texas  Roadhouse"  ambiance and excellent  service  distinguishes
Lone Star restaurants.  Company management  believes the Sullivan's  restaurants are distinguished by featuring high quality,  top end choice of beef whereas the
Del Frisco's restaurants are distinguished by featuring high quality, USDA prime graded  steaks.  In addition,  Sullivan's and Del Frisco's  feature  specialized fresh entrees, award-winning wine lists, an exciting ambiance and attentive team service.

     The Company's  focus on selection,  training and in-store  execution  along with Lone Star's continued marketing  initiatives and the successful creation of the Sullivan's  upscale concept and the development of the Del Frisco's concept,
differentiate   the  Company  from  other  restaurant   companies  that  operate
steakhouse restaurants. The Company believes that through its operation of three
(3) distinct steak restaurant  concepts,  it has positioned itself as "The Steak
Company."

     The Company's  address is: 224 East  Douglas,  Suite 700,  Wichita,  Kansas
67202 (telephone number: (316) 264-8899).

     This document contains a number of forward-looking  statements,  including, among others, statements dealing with the benefits that the Offer may provide to the  Company's  stockholders,  the date on which the Company  will  announce the
Purchase  Price,  the final  proration  factor or pay for tendered  Shares,  the
Company's possession of sufficient capital to fund its operations,  the fees and expenses it will incur in connection with the Offer, the listing and tradability

                                       15

of the Common Stock after the Offer is completed and the continued  treatment of its Common Stock as margin  securities.  The Company  cautions  readers that the important  factors  set  forth  below,  as well as  factors  discussed  in other documents  filed by the Company with the Commission,  among others,  could cause the Company's actual results to differ  materially from statements  contained in this document.

     Forward-looking statements are not guarantees of future performance and are subject to risks,  uncertainties and other factors (many of which are beyond the
Company's  control) that could cause actual  results to differ  materially  from future  results  expressed or implied by such  forward-looking  statements.  The words "anticipate,"  "believe," "could," "estimate,"  "expect," "intend," "may,"
"plan," "predict,"  "project," "will," "potential,"  "outlook" and similar terms and  phrases,  including  references  to  assumptions,  are intended to identify forward-looking statements.

     The forward-looking statements regarding these matters are based on various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions, and expected future developments,  as well as other  factors it believes are  appropriate  under the circumstances.

     As a result of the  Offer,  the  Company  is in  technical  violation  of a covenant in its  $50,000,000  line of credit  agreement  with SunTrust Bank. The
Company  has never had any  amounts  outstanding  under  this line of credit and believes  it will be able to  negotiate  a waiver of the  covenant or will enter into a mutually acceptable line of credit with another bank.

     Important factors that could cause actual results to differ materially from those  implicit in the Company's  forward-looking  statements  include,  without limitation, the following:

     o    the price at which  the  Company  ultimately  determines  to  purchase
          Shares in the Offer;

     o    the Company's future financial performance;

     o    the Company's future cash needs;

     o    the number of Shares tendered in the Offer;

     o    the number of stockholders who sell all of their Shares in the Offer;

     o    global and U.S.  economic  conditions  generally and in the restaurant industry specifically; and

     o    the  occurrence  of "mad cow" or "hoof & mouth"  disease in the United
          States.

     These and other  factors are  discussed in the  Company's  filings with the
Commission.

     The list of factors above is illustrative,  but by no means exhaustive. All forward-looking  statements  should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements
concerning   the  Offer  or  other  matters   addressed  in  this  document  and
attributable  to the Company or any person acting on its behalf are qualified by these cautionary statements.

     The  Company is subject to the  informational  filing  requirements  of the
Exchange Act and, in accordance  with these  requirements,  is obligated to file reports and other  information  with the  Commission  relating to its  business, financial  condition and other  matters.  Information,  as of particular  dates, concerning the Company's  directors and officers,  their  compensation,  options granted to them,  the  principal  holders of the  Company's  securities  and any material  interest of these persons in transactions with the Company is required to be disclosed in proxy  statements  distributed to its  stockholders and filed with the  Commission.  The Company has also filed a Tender  Offer  Statement  on
Schedule TO, which includes additional information with respect to the Offer.

     The reports,  proxy statements and other information the Company files with the  Commission can be inspected and copied at the public  reference  facilities maintained by the Securities and Exchange Commission at 450 Fifth Street,  N.W.,
Room  2120,  Washington,  D.C.  20549 and at its  regional  offices  located  at
Citicorp Center, 500 West Madison Street,  Suite 1400, Chicago,  Illinois 60661.
Copies of this  material  may also be  obtained  by mail,  upon  payment  of the
Commission's  customary charges,  from the Public Reference Section at Judiciary
Plaza,  450 Fifth Street,  N.W.,  Washington,  D.C.  20549.  The Commission also maintains a web site at  http://www.sec.gov  that  contains  reports,  proxy and information  statements and other  information  regarding  registrants that file

                                       16

electronically  with the Commission,  which information may also be obtained for free from the Company.  These reports,  proxy  statements and other  information concerning  the  Company  also can be  inspected  at the  offices  of the Nasdaq
National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549.

11.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS
     CONCERNING THE SHARES

     The  following  table sets forth  information  concerning  ownership of the
Company's  Common Stock, as of May 10, 2002, by each director and each executive officer as defined in Item  402(a)(3) of Regulation S-K and by all directors and executive officers of the Company as a group.  Unless otherwise  indicated,  the address of directors and executive  officers of the Company is 224 East Douglas,
Suite 700, Wichita, Kansas 67202-3414 (telephone number: (316) 264-8899).

                                                                           SHARES         PERCENTAGE
     NAME AND ADDRESS OF BENEFICIAL OWNER                             BENEFICIALLY HELD    OF CLASS
     ------------------------------------                             ------------------  ---------
     Jamie B. Coulter, Chief Executive Officer....................        4,995,393(1)       18.2%
     John D. White, Executive Vice President, Treasurer and
       Director...................................................        1,148,025(2)        4.4%
     Gerald T. Aaron, Senior Vice President-- Counsel and
       Secretary..................................................          612,707(3)        2.4%
     Tomlinson D. O'Connell, Senior Vice President of
       Operations--
       Lone Star Steakhouse & Saloon, Inc.....................          147,957(4)          *
     Jeff Bracken, Vice President of Operations--
       Lone Star Steakhouse & Saloon, Inc.....................          111,983(5)          *
     Fred B. Chaney, Director.....................................           76,401(6)          *
     William B. Greene, Jr., Director.............................           34,868(7)          *
     Clark R. Mandigo, Chairman of the Board......................           86,401(8)          *
     Guy W. Adams, Director.......................................            1,100(9)          *
     Mark G. Saltzgaber, Director(10).............................               --            --
     Thomas C. Lasorda, Director(11)..............................               --            --
     Michael A. Ledeen, Director(12)..............................               --            --
     All directors and executive officers as a group..............        7,555,380(13)      25.3%

------------

*  Less than 1%

(1)  Includes  presently  exercisable  options to purchase  2,600,000  shares of
     Common Stock.

(2)  Includes  presently  exercisable  options to purchase  1,000,000  shares of
     Common Stock.

(3)  Includes presently exercisable options to purchase 575,000 shares of Common
     Stock.

(4)  Includes presently exercisable options to purchase 146,957 shares of Common
     Stock.

(5)  Includes presently exercisable options to purchase 109,763 shares of Common
     Stock.

(6)  Includes presently  exercisable options to purchase 72,401 shares of Common
     Stock.  Mr. Chaney's  address is c/o Barbara Snow, 2573 Holly Valley Drive,
     Vista, CA 92084.

(7)  Includes presently  exercisable options to purchase 33,468 shares of Common
     Stock.  Mr.  Greene's  address is Carter  County  Bank,  601 E. Elk Avenue,
     Elizabethton, TN 37643.

(8)  Includes presently  exercisable options to purchase 56,401 shares of Common
     Stock.  Mr.  Mandigo's  address is 15050  Jones  Maltzberger,  Suite 2, San
     Antonio, TX 78427.

(9)  Mr.  Adams'  address is c/o GWA Capital,  55 South Lake Avenue,  Suite 720,
     Pasadena, CA 91101.

(10) Mr. Saltzgaber's address is c/o Dorset Capital Management, LLC, Pier 1, Bay
     2, San Francisco, CA 94111.

(11) Mr. Lasorda's address is c/o Dodger Stadium,  1000 Elysian Park Avenue, Los
     Angeles, CA 90012-1199.

(12) Mr.  Ledeen's  address  is c/o  American  Enterprise  Institute,  1150 17th
     Street, N.W., Washington, DC 20036.

                                       17

(13) Includes  presently  exercisable  options to purchase  4,927,185  shares of
     Common Stock,  which  includes  presently  exercisable  options to purchase
     333,195  shares of Common  Stock  held by  executive  officers  who are not specifically identified in the Security Ownership Table above.

     Neither  the  Company,  nor any  subsidiary  of the  Company,  nor,  to the
Company's knowledge,  any of the Company's or any of its subsidiaries' executive officers or directors or associates of any of the foregoing,  has engaged in any transaction  involving  Shares  during  the  period of 60 days prior to the date hereof.

     Except as  otherwise  described  in this  Offer to  Purchase,  neither  the
Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of its  executive  officers or directors,  or any of the  executive  officers or directors  of  its  subsidiaries,  is a  party  to  any  contract,  arrangement, understanding  or relationship  relating,  directly or indirectly,  to the Offer with any other person with respect to Shares including,  but not limited to, any contract, arrangement,  understanding or relationship concerning the transfer or the voting of any such securities,  joint ventures, loan or option arrangements, puts or calls,  guarantees  of loans,  guarantees  against loss or the giving or withholding of proxies, consents or authorizations. See Section 15.

     Except as set forth in this Offer to  Purchase,  none of the Company or, to the Company's  knowledge,  its executive officers or directors has current plans or  proposals  which relate to or would  result in any  extraordinary  corporate transaction  involving  the  Company,  such as a  merger,  a  reorganization,  a liquidation,  the purchase,  sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider  various  acquisition or divestiture  opportunities),  any material change in its present dividend rate or policy,  indebtedness or  capitalization, any change in its current Board of Directors or  management,  any other material change in its business or corporate structure,  a class of its equity securities being delisted from a national  securities  exchange or ceasing to be authorized to  be  quoted  in  an  automated  quotation  system  of a  registered  national securities  association,  a class of its equity securities becoming eligible for termination  of  registration  under the  Exchange  Act, the  suspension  of its obligations  to file reports  under the Exchange  Act,  the  acquisition  by any person of additional securities of its or the disposition of its securities,  or any  changes in its  charter,  bylaws or other  governing  instruments  or other acquisition that could impede acquisition or control of the Company.

     Jamie B. Coulter,  Chief Executive Officer of the Company, has been advised by his tax advisors that any sale of Shares in connection  with the Offer by Mr.
Coulter to the Company would likely result in the proceeds  being subject to tax at ordinary  income tax rates.  Therefore,  the previously  announced  agreement between the Company and Mr. Coulter to purchase Shares from Mr. Coulter has been terminated.

     Although no executive  officers or directors have indicated an intention to tender Shares in the Offer,  they reserve the right to do so, for  themselves or for accounts for which they have control.  The intention of such parties and the number of Shares  they may tender may change  depending  on market,  economic or business  conditions  existing  as of the  close  of the  tender  offer  period.
Assuming  the Offer is fully  subscribed,  the Company  will have  purchased  an aggregate of approximately 16% of its outstanding Shares of Common Stock.

     Guy W. Adams,  a director of the Company,  has notified the Company that he will resign as a director of the Company  effective  upon the  selection  of his successor,  who will be selected as follows:  the  Nominating  Committee  of the
Board  will  identify  three  potential  director  nominees,  none of  whom  are currently directors of the Company,  and all of whom will satisfy the definition of  "independent  director"  pursuant  to the  Company's  Amended  and  Restated
By-laws.  Mr. Adams will  recommend  one of those  nominees as his successor and thereupon such selection will be approved by the Board.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or  regulatory  permit that appears to be material to the Company's business that might be adversely affected by the
Company's  acquisition  of Shares as  contemplated  herein or of any approval or other action by any  government or  governmental,  administrative  or regulatory authority  or  agency,  domestic  or  foreign,  that would be  required  for the acquisition or ownership of Shares by the Company as contemplated herein. Should
any  such  approval  or  other  action  be  required,   the  Company   presently
contemplates  that such approval or other action will be sought.  The Company is unable to predict  whether it may  determine  that it is  required  to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter.  There can be no assurance that any such approval  or other  action,  if needed,  would be  obtained or would be obtained without  substantial  conditions or that the failure to obtain any such approval or other  action  might not  result in  adverse  consequences  to the  Company's

                                       18

business.  The Company's  obligations  under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The discussion  below provides certain Federal income tax consequences of a sale of Shares  pursuant to the Offer by a United States person (a United States citizen or resident alien, a domestic  corporation,  a domestic partnership or a domestic trust or estate).  Certain stockholders (including insurance companies,
tax-exempt   organizations,   financial  institutions  or  insurance  companies,
financial institutions or broker dealers,  foreign stockholders and stockholders who have  acquired  their  Shares upon the  exercise of options or  otherwise as compensation)  may be  subject  to  special  rules  not  discussed  below.  This discussion  does not  reflect  any tax laws of any  jurisdiction  other than the
Federal income tax laws of the United States.  EACH  STOCKHOLDER  SHOULD CONSULT
HIS OWN TAX ADVISOR AS TO THE  PARTICULAR TAX  CONSEQUENCES  TO HIM OF A SALE OF
SHARES  PURSUANT TO THE OFFER,  INCLUDING  THE  APPLICABILITY  AND EFFECT OF ANY
STATE,  LOCAL,  FOREIGN OR OTHER TAX LAWS,  ANY RECENT CHANGES IN APPLICABLE TAX
LAWS AND ANY PROPOSED LEGISLATION.

     The sale of Shares pursuant to the Offer will be a taxable  transaction for
Federal  income  tax  purposes  and may  also  be a  taxable  transaction  under applicable  state,  local,  foreign or other tax laws.  The  Federal  income tax consequences  to  a  stockholder  may  vary  depending  upon  the  stockholder's particular facts and circumstances.

     Under  Section 302 of the Internal  Revenue  Code of 1986,  as amended (the
"Code"),  a sale of Shares  pursuant to the Offer will,  as a general  rule,  be treated  as a "sale or  exchange"  if the sale of Shares  (a) is  "substantially disproportionate"  with respect to the  stockholder,  (b) results in a "complete redemption"  of all of the stock of the Company owned by the  stockholder or (c)
is "not essentially equivalent to a dividend" with respect to the stockholder.

     The  sale  of  Shares  will  be  "substantially  disproportionate"  if  the percentage of the outstanding  Shares actually and  constructively  owned by the stockholders satisfies the following three requirements:

          (a) after the sale,  the  stockholder  owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

          (b) the stockholder's percentage of the total outstanding voting stock immediately  after  the  purchase  is less  than  80% of the  stockholder's percentage of the total  outstanding  voting stock  immediately  before the purchase; and

          (c) the stockholder's  percentage of outstanding common stock (whether voting or  non-voting)  immediately  after the purchase is less than 80% of the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

     The sale of Shares will be deemed to result in a "complete  redemption"  if either (a) all the Shares actually and  constructively  owned by the stockholder are sold  pursuant  to the  Offer or (b) all the  Shares  actually  owned by the stockholder  are sold pursuant to the Offer and the  stockholder  is eligible to waive (and effectively waives) constructive  ownership of any other Shares under procedures described in Section 302 of the Code.

     The sale of Shares may be "not essentially equivalent to a dividend" if the sale results in a  "meaningful  reduction"  of the  stockholder's  proportionate interest in the Company. Whether the sale will be considered as "not essentially equivalent  to a dividend"  depends on the  particular  stockholder's  facts and circumstances.  The Internal  Revenue Service has ruled that where a stockholder has a de minimis  interest in a corporation  whose shares are publicly traded, a redemption  will not be treated as  substantially  equivalent to a dividend (and will therefore qualify for exchange treatment) if there is a reduction,  however small,  in the  stockholder's  interest.  The Internal  Revenue Service has also ruled that in the case of a  stockholder  who holds  less than one  percent of a publicly traded  corporation's  outstanding stock, a redemption will not qualify for exchange  treatment if the pro rata stock interest of the stockholder is not reduced. Any stockholder intending to rely upon the "not essentially  equivalent to a dividend" test should consult such  stockholder's own tax advisor as to its application in the stockholder's particular situation.

     In determining whether any of the above tests are satisfied,  a stockholder must  take  into  account  not  only  Shares  which  are  actually  owned by the stockholder,  but also Shares which are constructively  owned by the stockholder within the meaning of Section 318 of the Code.

                                       19

     Under Section 318, a stockholder  is deemed to own Shares  actually  owned, and in some cases  constructively  owned,  by certain  related  individuals  and entities.  A stockholder is also deemed to own Shares which the  stockholder has the right to acquire by  exercise  of an option or  conversion  or exchange of a security.  An individual  stockholder is considered to own Shares owned directly or indirectly by or for his spouse and his children,  grandchildren and parents.
In addition, a stockholder is considered to own a proportionate number of Shares owned by trusts or estates in which the stockholder  has a beneficial  interest, by  partnerships  in which the  stockholder is a partner and by  corporations in which the  stockholder  owns directly or indirectly  50% or more in value of the stock.  Similarly,  Shares  directly or  indirectly  owned by  beneficiaries  of estates or trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities.

     If any of the above tests under Section 302 of the Code is  satisfied,  the stockholder  will recognize a gain (or loss) in the amount by which the purchase price  received  by the  stockholder  pursuant to the Offer is greater (or less)
than the stockholder's tax basis in the Shares sold. The recognized gain or loss will be capital gain or loss if the Shares are held as a capital asset, and will be  long-term  capital gain or loss if the Shares have been held for longer than one (1) year.

     If none of the above tests under Section 302 of the Code are satisfied, the stockholder  may be treated as having  received a dividend  in the amount of the cash  received  for the Shares  sold  pursuant  to the  Offer.  In the case of a dividend,  the  stockholder's  tax basis in the Shares  sold will not reduce the amount of the dividend.

     Proration  of the  Offer,  pursuant  to which  fewer than all of the Shares tendered may be purchased by the Company, could adversely affect a stockholder's ability to satisfy the above tests under Section 302 of the Code. An increase in the number of Shares  purchased  by the Company  could also  adversely  affect a stockholder's  ability to satisfy these tests. As described  above,  the Company may increase the total number of Shares  accepted by up to 2% of the outstanding
Shares without prior notice and without extending the tender period. See Section
1 for information  regarding proration and conditional tenders and Section 3 for information concerning withdrawals.  Stockholders are urged to consult their tax advisors  with  respect to the effects of proration or an increase in the number of Shares  purchased  by the Company  and with  respect to the  advisability  of making a conditional tender or a withdrawal of Shares.

     A stockholder  will be  considered as having  received a payment for Shares tendered  pursuant  to the  Offer  at the  time a  payment  is  received  by the
Depositary as agent for the stockholder.

     In  general,  any  income  which is treated  as a  dividend  received  by a domestic  corporation pursuant to the rules described above will be eligible for certain percentage  dividends-received deductions under Section 243 of the Code, subject to applicable  limitations,  including those relating to  "debt-financed portfolio  stock"  under  Section  246A  of the  Code  and  the  holding  period requirement  of Section 246 of the Code. In the case of any  redemption of stock which is not pro rata as to all  stockholders,  any amount treated as a dividend under the rules of Section 302 is treated as an "extraordinary dividend" subject to the  provisions of Section 1059 of the Code  regardless of the  stockholder's holding period or the amount of the dividend.  Under Section 1059 of the Code, a corporate  stockholder  must  reduce  the tax basis of its stock  (but not below zero) by the portion of any "extraordinary dividend" which is deducted under the dividends  received deduction and, if such portion exceeds the stockholder's tax basis for the stock, must treat any such excess as additional gain from the sale or  exchange  of such  stock for the  taxable  year in which  the  extraordinary dividend  is  received.  Corporate  stockholders  should  consult  their own tax advisors particularly as to the application of Section 1059 to the Offer.

     The Depositary  will be required to withhold 30% of the gross proceeds paid to a  stockholder  or other payee  pursuant to the Offer  unless  either (a) the stockholder  provides  the  stockholder's  taxpayer  identification  number  and certifies  under  penalties  of perjury  that such  number is  correct;  (b) the stockholder certifies that he is awaiting a taxpayer  identification  number; or
(c) an exception  applies under applicable law and regulations and certain other requirements are met.  Therefore,  unless such an exception exists and is proved in a manner satisfactory to the Company and the Depositary,  each tendering U.S.
stockholder  should  complete and sign the Substitute Form W-9 included with the
Letter of  Transmittal,  so as to  provide  the  information  and  certification necessary to avoid backup withholding.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

     The Company expressly  reserves the right, at any time or from time to time before the Expiration  Date, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public  announcement  thereof no later  than 9:00  a.m.,  New York City time, on the next business day following the previously  scheduled expiration of the Offer.  There can be no assurance,  however,  that the Company will exercise its right to extend the Offer. During any such extension,  all Shares previously tendered and not accepted  for payment or withdrawn  will remain  subject to the
Offer and may be accepted for payment by the Company.

                                       20

     The Company also expressly reserves the right, in its sole discretion,  (i)
to delay  payment for any Shares not  theretofore  paid for or to terminate  the
Offer  and not to accept  for  payment  or pay for any  Shares  not  theretofore accepted for payment upon the occurrence of any of the  conditions  specified in
Section  5, or (ii) at any time or from  time to time to amend  the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase pursuant to the Offer. The Company confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by
Rule  13e-4(f)(5)  under the Exchange Act, which requires that an issuer pay the consideration  offered  or return the  tendered  securities  promptly  after the termination or withdrawal of a tender offer.

     Any delay,  termination  or  amendment  will be  followed  as  promptly  as practicable by a public  announcement  thereof.  Without  limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule  13e-4(e)(3) of the Exchange Act), the Company
shall have no obligation to publish, advertise or otherwise communicate any such public  announcement  other  than by  making a  release  to the Dow  Jones  News
Service.

     If the  Company  makes a  material  change in the terms of the Offer or the information  concerning the Offer,  or if it waives a material  condition of the
Offer,  the  Company  will  extend  the Offer to the  extent  required  by Rules
13e-4(d)(2)  and  13e-4(e)(2)  under the Exchange  Act,  which  require that the minimum period during which an offer must remain open following material changes in the terms of the offer or  information  concerning  the offer  (other  than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information.  The Company  confirms that its  reservation  of the right to delay payment  for  Shares  that  it has  accepted  for  payment  is  limited  by Rule
13e-4(f)(5)  under the  Exchange  Act,  that  requires  that an  issuer  pay the consideration  offered  or return the  tendered  securities  promptly  after the termination  or withdrawal of a tender  offer.  If (i) the Company  increases or decreases the price to be paid for Shares,  or the Company  increases the number of Shares  being  sought and such  increase in the number of Shares being sought exceeds 2% of the  outstanding  Shares or the  Company  decreases  the number of
Shares  being  sought  and (ii) the  Offer is  scheduled  to  expire at any time earlier than the  expiration of a period ending on the tenth  business day from, and  including,  the date that  notice of such  increase  or  decrease  is first published,  sent or given,  the Offer will be extended  until the  expiration of such period of ten business days.

15.  FEES AND EXPENSES

     UBS  Warburg  has been  retained  by the  Company  to act as the  Company's financial advisor and as the Dealer Manager in connection with the Offer. In its role as Dealer  Manager,  UBS Warburg may contact  brokers,  dealers and similar entities and may provide  information  regarding the Offer to those they contact or persons that  contact  them.  In addition,  UBS Warburg has given the Company advice with respect to the Offer and will  receive  compensation  in  connection with the  Offer.  UBS  Warburg  will  receive a fee for its  services  as Dealer
Manager of $225,000.  The Company has also agreed to  reimburse  UBS Warburg for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including  reasonable fees and  disbursements  of counsel,  and to indemnify UBS
Warburg against certain  liabilities,  including  certain  liabilities under the
Federal  securities  laws.  UBS Warburg also provided  advisory  services to the
Board of  Directors,  as  described  in Section 7. UBS Warburg  may  continue to provide various services to the Company in the future for which it would receive customary compensation.

     The Company has retained  Innisfree M&A  Incorporated to act as Information
Agent and Wachovia Bank, N.A. to act as Depositary in connection with the Offer.
The Information Agent may contact holders of Shares by mail,  telephone,  telex, telegraph and personal  interviews  and may request  brokers,  dealers and other nominee  stockholders to forward  materials  relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary will make solicitations or  recommendations  in connection with the Offer.  Innisfree M&A will receive a fee for its services as Information  Agent of  approximately  $10,000.  Wachovia
Bank,  N.A. will receive a fee for its services as  Depositary of  approximately
$20,000.  The  Information  Agent and the Depositary will each be reimbursed for certain  reasonable  out-of-pocket  expenses  and  will be  indemnified  against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

     The Company will not pay any fees or commissions to any broker or dealer or any other  person  (other than the Dealer  Manager)  for  soliciting  tenders of
Shares  pursuant  to the Offer.  Brokers,  dealers,  commercial  banks and trust companies  will,  upon request,  be reimbursed by the Company for reasonable and necessary costs and expenses  incurred by them in forwarding  materials to their customers.

                                       21

16.  MISCELLANEOUS

     The Company will not accept tenders by or on behalf of holders of Shares in any jurisdiction, foreign or domestic, in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any  jurisdiction in which the making of the Offer or the acceptance for payment of Shares in connection  therewith  would not be in compliance  with the laws of such  jurisdiction.  If the Company becomes aware of any jurisdiction  where the making of the Offer would not be in compliance  with such laws, the Company will make a good  faith  effort  to  comply  with such laws or seek to have such laws declared  inapplicable to the Offer. If after such good faith effort the Company cannot comply with such laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any such  jurisdictions.  In those  jurisdictions  whose  laws  require  that the Offer be made by a licensed broker or dealer,  the Offer shall be deemed to be made on behalf of the Company by one or more  registered  brokers or dealers  licensed  under the laws of such jurisdictions.

     In accordance with Rule 13e-4 under the Exchange Act, the Company has filed with the  Commission  a Tender  Offer  Statement  on Schedule  TO that  contains additional information with respect to the Offer. The Schedule TO, including the exhibits  and  any  amendments  thereto,  may be  examined,  and  copies  may be obtained,  at the same  places and in the same manner as is set forth in Section
10 with respect to information concerning the Company.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS
BEHALF AS TO WHETHER YOU SHOULD  TENDER OR NOT TENDER  SHARES IN THE OFFER.  THE
COMPANY HAS NOT  AUTHORIZED  ANY PERSON TO GIVE ANY  INFORMATION  OR TO MAKE ANY
REPRESENTATION  ON ITS  BEHALF IN  CONNECTION  WITH OUR OFFER  OTHER  THAN THOSE
CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL.  IF GIVEN OR
MADE, ANY RECOMMENDATION,  INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY,  THE DEALER MANAGER OR THE INFORMATION
AGENT.

                                       22

     Manually signed  photocopies of the Letter of Transmittal  will be accepted from Eligible  Institutions.  The Letter of  Transmittal  and  certificates  for
Shares and any other  required  documents  should be sent or  delivered  by each stockholder  or his or her broker,  dealer,  commercial  bank,  trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                               Wachovia Bank, N.A.
                           1525 West W.T. Harris Blvd.
                                  Building 3C3
                                     NC-1153
                      Charlotte, North Carolina 28262-1153

     By Mail or Overnight Delivery:                By Hand:

     Wachovia Bank, N.A.                           c/o Depository Trust Company
     1525 West W.T. Harris Blvd.                   Transfer Agent Drop
     Building 3C3                                  Wachovia Bank, N.A.
     Charlotte, NC 28262-1153                      1525 West W.T. Harris Blvd.
     (Attn: Reorganization Department)             Building 3C3
                                                   Charlotte, NC 28262-1153
                                                   (Attn: Reorganization Department)

                           By Facsimile Transmission:

                          (Eligible Institutions Only)

                                 (704) 590-7628

                              Confirm by Telephone:

                                 (800) 829-8432

     Any questions or requests for assistance or additional copies of this Offer to Purchase,  the Letter of Transmittal or the Notice of Guaranteed Delivery may
be  directed to the  Information  Agent or the Dealer  Manager at the  telephone numbers and locations  listed below.  Stockholders  may also contact their local broker,  dealer,  commercial bank or trust company for assistance concerning the
Offer.

                     The Information Agent for the Offer is:

                                [Innisfree LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll Free: (888) 750-5834
                Bankers and Brokers Call Collect: (212) 750-5833

                      The Dealer Manager for the Offer is:

                                   UBS WARBURG
                                 299 Park Avenue
                          New York, New York 10171-026
                                  (212) 821-500